Exhibit 10.73

POWER INTEGRATIONS, INC.

EXECUTIVE OFFICER BENEFITS AGREEMENT

This Executive Officer Benefits Agreement (the “Agreement”) is made and entered into as of February 1, 2021 (the “Effective Date”), by and between Power Integrations, Inc., a Delaware corporation, (the “Company”) and Sunil Gupta (“Executive”).

Recitals

A.Executive is an Executive Officer of the Company and possesses valuable knowledge of the Company, its business and operations, and the markets in which the Company competes.

B.The Company draws upon the knowledge, experience and advice of Executive in order to manage its business for the benefit of the Company’s stockholders.

C.The Board of Directors desires to supplement Executive’s employment arrangements so as to provide additional compensation and benefits to the Executive to encourage Executive to continue to devote his attention and dedication to the Company and to create additional incentives to continue his employment with the Company.

Agreement

Therefore, in consideration of the mutual agreements, covenants and considerations contained herein, the undersigned hereby agree and acknowledge as follows:

1.Pursuant to Sections 21(k) or 21(s) of Exhibit A hereto, Executive shall first be eligible for the benefits under this Agreement upon the completion of one year of continuous service as an Executive Officer of the Company, unless the Board of Directors or Compensation Committee determines otherwise.
2.For the purposes of this Agreement the “Option Effective Date” shall mean the Effective Date.
3.This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

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In Witness Whereof, the undersigned have executed this Executive Officer Benefits Agreement, intending to be legally bound as of the Effective Date.

COMPANY:	Power Integrations, Inc. By:/s/ BALU BALAKRISHNAN Name: Balu Balakrishnan Title: President and CEO
EXECUTIVE:	/s/ SUNIL GUPTA Sunil Gupta Address for Notice: Executive’s home address as reflected in the records of the Company

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Exhibit A

TERMS OF EXECUTIVE OFFICER BENEFITS AGREEMENT

1.Position and Duties.  Executive shall continue to be an at-will employee of the Company employed in his/her current position at his/her then current salary rate.  Executive shall also be entitled to continue to participate in and to receive benefits on the same basis as other executive or senior staff members under any of the Company’s employee benefit plans as in effect from time to time.  In addition, Executive shall be entitled to the benefits afforded to other employees similarly situated under the Company’s employment policies.  Executive agrees to devote the business time, energy and skill necessary to execute his/her duties at the Company.  These duties shall include, but not be limited to, any duties consistent with his/her position which may be assigned to Executive from time to time.
2.Acceleration of Vesting of Stock Awards Upon a Change of Control.  In the event of a Change of Control, and provided that Executive’s employment with the Company has not terminated prior to such date, Executive shall be entitled to the following benefits:
(a)All Retention Stock Awards granted by the Company to the Executive prior to the Change of Control shall have their vesting accelerated such that 25% of the then unvested shares subject to each Retention Stock Award will be deemed vested and exercisable or issuable as of the consummation of the Change of Control.  Notwithstanding the foregoing, if the Change of Control does not require the assumption or substitution by the acquiring entity (or parent thereof) of all of the Company’s obligations of the then outstanding Retention Stock Awards, then (i) if Executive is a New Executive, 50% of the then unvested shares subject to each Retention Stock Awards will be accelerated and deemed vested and exercisable prior to the consummation of the Change of Control; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares subject to any Retention Stock Awards will be accelerated and deemed vested and exercisable prior to the consummation of the Change of Control. The shares vesting pursuant to this Section 2(a) will be exercisable, issued or converted and paid in accordance with Sections 2(c) and 20(a).  Except as otherwise provided in the applicable award agreement, the portion of any unvested Retention Stock Award that is not assumed (or an appropriate substitution provided) and that does not vest based on this Section 2(a) will be forfeited by Executive and will be of no further force or effect.
(b)All Performance Stock Awards granted by the Company to the Executive prior to the Change of Control shall have their vesting accelerated immediately prior to consummation of such Change of Control so that 100% of the then unvested shares will be deemed vested  at the applicable maximum achievable Performance Level.  The shares vesting pursuant to this Section 2(b) will be exercisable, issued or converted and paid in accordance with Sections 2(c) and 20(a).
(c)In the event of a Change of Control, the Company undertakes to facilitate Executive’s receipt of any of the benefits set forth in this Agreement by providing written notice to Executive, at least ten (10) days in advance of the closing of such transaction, which (i) indicates the anticipated timing and material economic terms of the anticipated transaction and (ii)

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references the Executive’s rights under this Agreement.  The Company shall also provide appropriate Stock Award exercise forms and instructions to assist Executive in exercising his or her rights to acquire securities of the Company on or prior to the consummation of the Change of Control.  Executive is strongly encouraged to consult with his or her tax and financial advisor prior to electing to exercise any option pursuant to this Agreement.
3.Termination Upon Change of Control.
(a)Severance Benefits.  In the event of the Executive’s Termination Upon Change of Control, Executive shall be entitled to the following separation benefits:
(i)Salary and Accrued Benefits.All salary and accrued but unused vacation earned through the date of Executive’s termination.
(ii)Annual Performance Bonus. Payment of a Prorated Portion of the cash value of Executive’s Annual Performance Bonus measured as of the date of termination for the year in which such termination occurs.
(iii)Expenses.Within fourteen (14) days of submission of proper expense reports by the Executive, reimbursement by the Company for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to his termination of employment.
(iv)Severance Payment.
(1)if Executive is a New Executive, payment of an amount equal to six (6) months of Executive’s Highest Annual Salary from the Company and 50% of the cash value of Executive’s  Annual Performance Bonus measured as of the date of termination at the applicable maximum achievable Performance Level as in effect as of the date of such termination to be paid in a lump sum on the sixtieth (60th) day following such termination as provided in Section 14; or
(2)if Executive is a Senior Executive, payment of an amount equal to (a) six (6) months of Executive’s Highest Annual Salary from the Company and 50% of the cash value of Executive’s Annual Performance Bonus measured as of the date of termination at the applicable maximum achievable Performance Level as in effect as of the date of such termination to be paid in a lump sum on the sixtieth (60th) day following such termination as provided in Section 14 and (b) up to an additional six (6) months of Executive’s Highest Annual Salary and 50% of such Annual Performance Bonus measured as of the date of termination at the applicable maximum achievable Performance Level, less applicable withholding, shall be paid beginning six months after termination, subject to Section 14, in ratable monthly installments for six months or until Executive secures new employment, whichever occurs earlier.
(v)Stock Awards.
(1)The ability to exercise any and all outstanding vested options granted after the Option Effective Date (and any vested options granted prior to the Option Effective Date but only to the extent that such extension of exercisability would not require the

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Company to incur a compensation expense for financial statement purposes) for twelve (12) months from the date of termination of employment.
(2)The vesting of all Stock Awards (to the extent such Stock Award does not also constitute a portion of Executive’s Annual Performance Bonus) granted by the Company to the Executive and outstanding immediately prior to such Termination Upon Change of Control shall have their vesting accelerated, such that (i) if Executive is a New Executive, 50% of the then unvested shares subject to such Stock Award will be deemed vested and exercisable as of the date of termination of employment; or (ii) if Executive is a Senior Executive, 100% of the then unvested shares subject to such Stock Award will be deemed vested and exercisable as of the date of termination of employment.  Any shares vesting pursuant to this Section 3(a)(v)(2) subject to a Performance Stock Award shall vest at the applicable maximum achievable Performance Level. The shares vesting pursuant to this Section 3(a)(v)(2) will be issued in accordance with Section 20(a).  Except as otherwise provided in the applicable Stock Award agreement, the portion of any unvested Stock Award that does not vest based on this Section 3(a)(v)(2) will be forfeited by Executive and will be of no further force or effect.
(b)Benefits Continuation.
(i)In the event of Executive’s Termination Upon Change of Control, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) and the Company shall pay such COBRA premiums for (i) six (6) months from the date of termination of employment, if Executive is a New Executive; or (ii) twelve (12) months from the date of termination of employment, if Executive is a Senior Executive.  Notwithstanding the above, in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums; and
(ii)Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.
4.Termination of Employment.
(a)Severance Benefits.  In the event of the Executive’s Termination of Employment, Executive shall be entitled to all separation benefits provided in Section 3(a)(i) (“Salary and Accrued Benefits”), Section 3(a)(ii) (“Annual Performance Bonus”) and 3(a)(iii) (“Expenses”) above. In addition, Executive shall be entitled to six (6) months of Executive’s Highest Annual Salary and 50% of the cash value of Executive’s Annual Performance Bonus at the applicable maximum achievable Performance Level as in effect as of the date of such termination, all less applicable withholding, paid in a lump sum within sixty (60) days of such termination as provided in Section 14.
(b)Performance Stock Awards.
(i)A Prorated Portion of all shares subject to Performance Stock

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Awards granted to the Executive by the Company and outstanding prior to such Termination of Employment with a performance period greater than one (1) year and granted other than in connection with Executive’s Annual Performance Bonus shall vest at such Performance Level as determined by the Board of Directors or Compensation Committee on the date of such determination.
(ii)Immediately prior to the consummation of any Change of Control to occur after Executive’s Termination of Employment, a Prorated Portion of Executive’s outstanding Performance Stock Awards with a performance period greater than one (1) year and granted other than in connection with Executive’s Annual Performance Bonus will be deemed vested at the applicable maximum achievable Performance Level. The shares vesting pursuant to this Section 4(b)(ii) will be exercisable, issued or converted and paid in accordance with Sections 2(c) and 20(a).
(c)Benefits Continuation.
(i)In the event of Executive’s Termination of Employment, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of COBRA and the Company shall pay such COBRA premiums for six (6) months from the date of Termination of Employment.  Notwithstanding the above, in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of the COBRA premiums; and
(ii)Executive shall receive the benefits, if any, under the Company’s 401(k) Plan and other Company benefit plans to which he may be entitled pursuant to the terms of such plans.
5.Retirement Benefits.
(a)In order to be eligible for the Retirement Benefits described in Section 5(b) below, the Executive must meet both of the following criteria:
(i)At the time of Executive’s termination of employment with the Company (other than in circumstances in which such termination (i) constitutes a termination with Cause or (ii) does not qualify as a Separation from Service), the Executive has (1) achieved the age of 50 and served the Company for at least 15 years; or (2) achieved the age of 55 and served the Company for at least 10 years; provided, however, if such termination of employment also constitutes a Termination of Employment or a Termination Upon Change of Control, Executive must elect within thirty (30) days of such termination to receive either the benefits provided in Section 3 or Section 4, as applicable, or the benefits provided in this Section 5; and
(ii)At any time during which the Executive is receiving Retirement Benefits, the Executive shall not (1) be employed or on contract full time by a third party (excluding a non-profit organization described in Section 501(c)(3) of the Code) or (2) engage in Competition.  If the Executive engages in either (1) or (2), then all Retirement Benefits shall terminate immediately and permanently.

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(b)If both conditions in Sections 5(a)(i) and 5(a)(ii) above are satisfied, the Executive shall be entitled, subject to Section 14, to receive the following “Retirement Benefits:”
(i)Option Exercisability. The ability to exercise any and all options granted after the Option Effective Date (and any options granted prior to the Option Effective Date but only to the extent that such extension of exercisability would not require the Company to incur a compensation expense for financial statement purposes) to the extent such options are vested as of the date of termination of employment for the earlier of: (i) the term of the option, (ii) the termination of the option in connection with any Change of Control, or (iii) five years;
(ii)Performance Stock Awards. The benefits provided under Section 4(b) (“Performance Stock Awards”); and
(iii)Medical and Dental Coverage. The Company shall pay the Executive’s medical and dental premiums until the Executive achieves the age of Medicare eligibility, and additionally, if the Executive’s medical and dental coverage on the date of termination included the Executive’s dependents, the premiums of such dependents until the Executive achieves the age of Medicare eligibility as follows:

(A)COBRA Continuation Coverage.  Upon the termination of Executive’s active employment with the Company, Executive shall be entitled to elect continued medical and dental insurance coverage in accordance with the applicable provisions of COBRA and the Company shall pay such COBRA premiums.

(B)Coverage After COBRA & Prior to Medicare Eligibility.  In the event the Executive is not eligible for Medicare coverage at the end of his maximum applicable COBRA coverage period, then, the Executive shall identify and locate either or both an individual conversion policy through the insurer providing insurance coverage in connection with the Company sponsored medical and dental plans available to active employees (the “Conversion Policy”), and/or a supplemental individual policy or an individual policy on the open market (the “Individual Policy”) to be effective upon the termination of his COBRA continuation coverage so that, when the coverages for Executive provided by the Conversion Policy and/or the Individual Policy are combined, such coverages provide substantially similar medical and dental benefits in the aggregate as those provided under the medical and dental plans sponsored by the Company at such time, or at any time after the termination of Executive’s employment, for active employees (the “Comparable Coverage”).  The Company shall be responsible for the payment of any Conversion Policy premiums and/or Individual Policy premiums for the Comparable Coverage which payment shall not exceed the cost of premiums for medical and dental coverage for then active employees.  If Executive is at such time eligible to participate under the Company Plans, Executive will be entitled to so participate.

(C)Coverage After COBRA & Upon Medicare Eligibility.  In the event the Executive is eligible for Medicare coverage at the end of his maximum applicable COBRA coverage period, the Executive may identify and locate a Medicare supplemental policy, which may include, to the extent permitted, the medical and dental plans sponsored by the Company at such time for active employees (the “Company Plans”), that, when combined with the coverage provided by Medicare, provides Comparable Coverage. If Executive is at such time

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eligible to participate under the Company Plans, Executive will be entitled to so participate; provided that Executive shall be solely responsible for the payment of any Medicare premiums and/or Medical supplemental policy premiums for the Comparable Coverage (including, if applicable, any premiums under the Company Plans).

(D)Taxes, Coverage.  The Executive shall be responsible for any taxes that may be attributable to or result from the payments made by the Company in accordance with this Section 5(b)(iii) or receipt of medical and dental benefits attributable to or result from such payments. Notwithstanding Section 5(b)(iii)(A) or (B), in the event Executive becomes eligible to be covered under another employer’s group health plan (other than a plan which imposes a preexisting condition exclusion to the extent permissible by law, unless the preexisting condition exclusion does not apply) during the period provided for herein, the Company shall cease payment of any premiums. The Company will use commercially reasonable efforts to provide that Executive will continue to be eligible for coverage as provided under this Section 5(b)(iii) under the Company Plans, unless the Board of Directors or Compensation Committee determines that such coverage would create an undue burden on the Company.

6.Termination of Employment due to Death or Permanent Disability.
(a)In the event of (i) the Executive’s death during his employment with the Company and the Executive having satisfied the criteria provided at Section 5(a)(i) as of or prior to the date of his death or (ii) the Executive’s death during the period while Executive was receiving Retirement Benefits as a result of compliance with the criteria provided at Section 5(a)(i) and 5(a)(ii), (1) the Executive’s legal representative or any person empowered to act on his behalf under his will or under the then applicable laws of descent and distribution shall be entitled to the benefits pursuant to Section 5(b)(i) (“Option Exercisability”) and Section 5(b)(ii) (“Performance Stock Awards”) and (2) the Executive’s dependents, to the extent applicable, shall be entitled to the benefits pursuant to Section 5(b)(iii)(A)-(D) (“Medical and Dental Coverage”) for that period of time until the Executive would have achieved the age of Medicare eligibility if the Executive had lived.
(b)In the event of the Executive’s Permanent Disability during his employment with the Company and the Executive having satisfied the criteria provided at Section 5(a)(i), the Executive, and to the extent applicable, his dependents, shall be entitled to the benefits provided in Section 5(b)(i) (“Option Exercisability”), Section 5(b)(ii) (“Performance Stock Awards”) and 5(b)(iii)(A)-(D) (“Medical and Dental Coverage”).
7.Payment of Taxes.  All payments made to Executive under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes, including all withholding taxes.
8.Parachute Payment.  Executive is strongly encouraged to review the following provision and consult with his or her tax and financial advisor concerning the application of any personal tax consequences related to any payments provided for under this Agreement and the following provision. In the event that any of the payments and benefits provided for in this Agreement or otherwise payable to the Executive (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this

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sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (i) or by clause (ii)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by Executive, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  The Company shall bear all costs the Accountants may reasonably incur in connection with such determination, and the Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.
9.Exclusive Remedy.  The payments and benefits provided for in Section 3, Section 4, Section 5 or Section 15 shall constitute the Executive’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Executive and the Company. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with these specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
10.Proprietary and Confidential Information.  The Executive agrees to continue to abide by the terms and conditions of any Company’s confidentiality and/or proprietary rights agreement between the Executive and the Company.
11.Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the

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interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in San Jose, California or elsewhere by mutual agreement.  The selection of the arbitrator and the arbitration procedure shall be governed by the Commercial Arbitration Rules of the American Arbitration Association.  All costs and expenses of arbitration or litigation, including but not limited to reasonable attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the Company.  Judgment may be entered on the award of the arbitration in any court having jurisdiction.
12.Interpretation.  Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California, without regard to such state’s conflict of laws rules.
13.Conflict in Benefits.  This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement.  To the extent Executive is entitled to severance or other benefits upon termination of employment under this Agreement and any other agreement, including any change in control agreement entered into by the Company and the Executive, entered into prior to the Effective Date, the benefits payable under this Agreement shall supersede and replace any other such agreement.  However, this Agreement is not intended to and shall not affect, limit or terminate (i) any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees of the Company, (ii) the Company’s equity incentive plans, (iii) any agreement or arrangement with the Executive that has been reduced to writing and which does not relate to the subject matter hereof, or (iv) any agreements or arrangements hereafter entered into by the parties in writing, except as otherwise expressly provided herein.
14.Release of Claims.  Executive shall receive the severance benefits or the Retirement Benefits pursuant to this Agreement only if Executive executes and returns to the Company, within the applicable time period set forth therein but in no event more than sixty (60) days following the date of Executive’s Separation from Service, a release of claims (the “Release of Claims”) in favor of the Company in a form reasonably satisfactory to the Company, and permits such Release of Claims to become effective in accordance with its terms on or prior to such sixtieth day (the “Release Agreement Deadline”). If the Release of Claims does not become effective by the Release Agreement Deadline, the Executive will forfeit any right to severance benefits or Retirement Benefits pursuant to this Agreement.  Regardless of whether the Release of Claims becomes effective prior to the Release Agreement Deadline, any severance benefits or Retirement Benefits payable prior to the Release Agreement Deadline shall be paid on the Release Agreement Deadline, with the remainder of the payments to be made as originally scheduled. Except to the minimum extent that payments must be delayed pursuant to Section 20(c) because Executive is a “specified employee” or until the effectiveness (or deemed effectiveness) of the Release of Claims, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices following Executive’s Separation from Service.  Notwithstanding the foregoing, the Release of Claims shall not be construed to waive any right to indemnification or contribution otherwise available to Executive under law or rules of corporate governance with respect to claims by third parties for actions or omissions in Executive’s role as an officer of the Company.

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15.Successors and Assigns.
(a)Successors of the Company.  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall be a breach of this Agreement and shall entitle the Executive to terminate his or her employment with the Company within three (3) months thereafter and to receive the benefits provided under Section 3 of this Agreement in the event of a Termination Upon Change of Control; provided, however, that (i) such termination of employment must be a Separation from Service and (ii) the Executive must deliver a Release of Claims as provided in Section 14.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)Heirs of Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
16.Notices.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

if to the Company:

Power Integrations, Inc.
5245 Hellyer Avenue
San Jose, California 95138
Attn: Chief Executive Officer or Chief Financial Officer

and if to the Executive, at the address specified in this Agreement.  Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.No Representations.  Executive acknowledges that he/she is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.
18.Validity.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.
19.Consultation with Legal and Financial Advisors.  Executive acknowledges that

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his Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisers; and that Executive has had adequate time to consult with Executive’s advisers before signing this Agreement.
20.Application of Section 409A and Other Limitations.  Executive is strongly encouraged to review the following provisions and consult with his or her tax and financial advisor concerning the application of any personal tax consequences related to any payments provided for under this Agreement and the following provisions.
(a)If any Stock Award (other than stock options) vesting pursuant to Section 2(a), Section 2(b), Section 3(a)(v)(2) or Section 4(b)(ii):
(i)does not constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to such events will be issued (1) in respect of Section 2(a), Section 2(b) and Section 4(b)(ii) immediately prior to the consummation of the Change of Control, and (2) in respect of Section 3(a)(v)(2) on the sixtieth (60th) day following the Termination Upon Change of Control as further provided in Section 14 hereof.
(ii)does constitute “deferred compensation” within the meaning of Section 409A, the shares vesting pursuant to such events will be issued (1) in respect of Section 2(a), Section 2(b) and Section 4(b)(ii) immediately prior to the Change of Control, provided such payment can be made without adverse personal tax consequences to the Executive, or else the shares vesting pursuant to Section 2(a), Section 2(b) and Section 4(b)(ii) will be converted into the same consideration received by the holders of the Company’s common stock pursuant to the Change of Control, and such consideration will be issued in accordance with the delivery schedule for such Stock Award in effect immediately prior to the Change of Control and (2) in respect of Section 3(a)(v)(2) will be issued in accordance with the delivery schedule for such Stock Award in effect immediately prior to the Termination Upon Change of Control.
(b)Extension of Stock Option Exercise Period. Notwithstanding anything to the contrary in this Agreement, in the event any extended exercise period provided for in this Agreement shall result in a portion of a stock option becoming subject to the provisions of Section 409A, the extended exercise period of such portion of such stock option shall be automatically shortened by the minimum extent necessary to prevent such portion of such option from becoming subject to Section 409A.  In no event will any provisions in this Agreement providing for an extended exercise period result in the extension of the exercise period of any stock option beyond the maximum permitted term of such stock option as provided under the applicable equity incentive plan and stock option award agreement in effect for such stock option, assuming for the purposes of this Section 20(b) no termination of Executive’s employment with the Company.
(c)Other Benefits. Notwithstanding anything to the contrary herein, the following provisions apply to the extent any benefits (“Benefits”) provided herein other than those described in Section 20(b) are subject to Section 409A:  (A)  The Benefits are intended to qualify for an exemption from application of Section 409A or comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.  (B)  Benefits contingent on a termination

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of employment shall not commence until Executive has a Separation from Service.  (C)  Each installment of a Benefit is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i).  (D)  Each Benefit is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) to the maximum extent available.  However, if such exemptions are not available and Executive is, upon Executive’s Separation from Service, a “specified employee” for the purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A,  the timing of the Benefit payments otherwise payable prior to such date shall be delayed until the earlier of (x) six (6) months and one day after Executive’s Separation from Service, or (y) Executive’s death, and any payments otherwise scheduled to be made after such date shall be paid as originally scheduled. (E) To the extent that any reimbursements payable to Executive pursuant to Section 3(a)(iii) are subject to the provisions of Section 409A, the following provisions will apply in addition to the provisions of any applicable expense reimbursement policy: (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than the earlier of (x) thirty (30) days after the date Executive submits receipts for the expenses or (y) December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)Payment of Health Care Benefits.  Notwithstanding anything to the contrary set forth herein, if the Company determines, in its sole discretion, that it cannot provide the COBRA premium, Conversion Policy premium, Individual Policy premium, or other medical and dental coverage premiums (together the “Health Care Benefits”) contemplated under this Agreement without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”).  Subject to any further delay in payment required by Section 14 of this Agreement, the Health Care Benefit Payment shall be paid in monthly installments on the same schedule that such amounts would otherwise have been paid to the insurer.  The Health Care Benefit Payment shall be equal to (a) the amount that the Company would have otherwise paid to provide the Health Care Benefits for the duration of the applicable severance period (which amount shall be calculated based on the premium for the first month of coverage), plus (b) an additional amount such that after payment of all taxes, Executive retains an amount equal to the Company’s aggregate cost of otherwise providing the Health Care Benefits.  For purposes of calculating the “additional amount” in clause (b) of the preceding sentence, Executive shall be deemed to have: paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Health Care Benefit Payment is to be made, and paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Health Care Benefit Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
21.Definitions.  As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

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(a)“2007 Equity Incentive Plan” means that certain 2007 Equity Incentive Plan, as amended, as originally adopted by the Board of Directors on September 10, 2007, and any successor plan thereto.
(b)“Annual Performance Bonus” means the Executive’s current annual performance incentive bonus at the applicable maximum achievable Performance Level, whether consisting of cash or Stock Awards, as determined by the Board of Directors or Compensation Committee on an annual basis.
(c)“Cause” means:
(i)A material act of theft, dishonesty, fraud, intentional falsification of any employment or Company records or the commission of any criminal act which impairs Executive’s ability to perform his/her duties under this Agreement;
(ii)A material improper disclosure of the Company’s confidential, business or proprietary information by Executive;
(iii)Any action by Executive intentionally causing or expected to cause material harm to the reputation and standing of the Company, or gross negligence or willful misconduct in the performance of Executive’s assigned duties (but not mere unsatisfactory performance); or
(iv)The Executive’s conviction (including any plea of guilty or nolo contendere) for a felony causing material harm to the reputation and standing of the Company, as determined by the Company in good faith.
(d)“Change of Control” means:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;
(ii)The Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(iii)There occurs a change in the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors.  For purposes of this Agreement, an “Incumbent Director” is any director who is either:

(A)A director of the Company as of January 1, 2013; or

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(B)A director who is elected or nominated for election to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)The sale or disposition of 50% or more of the Company’s assets (or consummation of any transaction having similar effect); or
(v)The dissolution or liquidation of the Company.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Company” shall mean Power Integrations, Inc., and following a Change of Control, any successor or assign to its business and/or assets that agrees or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(g)“Competition” shall mean rendering services for any organization or engaging in any business directly competitive with the Company or materially contrary or harmful to the interests of the Company, including, but not limited to (i) accepting employment with, or serving as a consultant, advisor or in any other capacity to, the division or other portion of the business of any employer which competes directly with the Company; (ii) materially acting against the interest of the Company or (iii) personally recruiting, directly or indirectly, any person who is then an employee of the Company.
(h)“Executive Officer” means any employee of the Company designated an executive officer by the Board of Directors or Compensation Committee.
(i)“Good Reason” means the occurrence of any of the following conditions, without Executive’s written consent, which condition(s) remain(s) in effect  20 days after written notice to the Board of Directors from Executive of such condition(s), if such notice is given within one year of the occurrence of such condition(s):
(i)A material decrease or planned decrease in Executive’s annual salary, the cash value of Executive’s Annual Performance Bonus or employee benefits following a Change of Control;
(ii)A demotion, a material reduction in Executive’s position, responsibilities or duties or a material, adverse change in Executive’s substantive functional responsibilities or duties, provided, however, that in the event of a Change of Control, Executive will be deemed demoted and his position, responsibilities or duties materially reduced or his substantive functional responsibilities or duties materially adversely changed if Executive is not responsible for at least substantially the same function that Executive had in the Company prior to the Change of Control.
(iii)The relocation of Executive’s work place for the Company to a location more than fifty (50) miles from the current location of Executive’s work place or a material adverse change in the working conditions or established working hours which persist for

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a period of six continuous months; or
(iv)Any material breach of this Agreement by the Company.
(j)“Highest Annual Salary” means Executive’s highest annual salary in any of the three years preceding the applicable date of determination, provided, however, that if the Executive’s then effective annual salary would be Executive’s highest annual salary upon completion of the current year of service, then Highest Annual Salary shall mean Executive’s then effective annual salary.
(k)“New Executive” means an Executive who has served as an executive of the Company for fewer than five years. Executive’s service to the Company as an executive will be deemed to begin upon the date of commencement of employment as an Executive Officer or upon the date of promotion to an Executive Officer position. A New Executive will be first eligible for the benefits under this Agreement upon the completion of one year of continuous service as an Executive Officer of the Company, unless the Board of Directors or Compensation Committee determines otherwise.
(l)“Performance Level” means the pay out amounts (whether in cash or Stock Awards) based upon the satisfaction of one or more performance criteria as determined by the Board of Directors or Compensation Committee.
(m)“Performance Stock Award” means any Stock Award subject to vesting upon the achievement of any Performance Level regardless of the length of any performance period.
(n)“Permanent Disability” means that:
(i)The Executive has been incapacitated by bodily injury or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;
(ii)Such total incapacity shall have continued for a period of six consecutive months;
(iii)Such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life; and
(iv)Such incapacity results in Executive’s Separation from Service.
(o)“Prorated Portion” means a fraction the numerator of which is the number of days in an applicable performance period prior to such Executive’s termination of employment and the denominator of which is the total number of days in an applicable performance period.
(p) “Release of Claims” means the release of claims required by Section 14 of this Agreement.
(q)“Retention Stock Award” means any Stock Award subject to vesting upon the completion of time-based vesting criteria.

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(r)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.
(s)“Senior Executive” means an Executive who has served continuously as an executive of the Company for at least five years. Executive’s service to the Company as an executive will be deemed to begin upon the date of commencement of employment as an Executive Officer or upon the date of promotion to an Executive Officer position, unless the Board of Directors or Compensation Committee determines otherwise.
(t)“Separation from Service” means a “separation from service” for the purposes of Section 409A with respect to the Company.
(u)“Stock Award” shall (i) have the same meaning as the term “Award” under the Company’s 2016 Incentive Award Plan, as amended from time to time and any successor plan thereto, and (ii) mean any equity or equity-based incentive award granted by the Company to Executive, whether or not such award was granted under an equity incentive plan adopted by the Company.
(v)“Termination of Employment” means Executive’s Separation from Service that results from:
(i)Any termination of employment of the Executive by the Company without Cause; or
(ii)Any resignation by the Executive for Good Reason.

“Termination of Employment” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of Permanent Disability of the Executive; (c) as a result of the death of the Executive; (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason; or (e) a Termination Upon Change of Control.

(w)“Termination Upon Change of Control” means Executive’s Separation from Service that results from:
(i)Any termination of the employment of the Executive by the Company without Cause on or within eighteen (18) months after (i) the occurrence of a Change of Control; or (ii) the date that the person serving as of the Effective Date as Chief Executive Officer of the Company ceases to serve in such office; or
(ii)Any resignation by the Executive for Good Reason within eighteen (18) months after (i) the occurrence of a Change of Control or (ii) the date that the person serving as of the Effective Date as Chief Executive Officer of the Company ceases to serve in such office.

“Termination Upon Change of Control” shall not include any termination of the employment of the Executive (a) by the Company for Cause; (b) as a result of the Permanent Disability of the Executive; (c) as a result of the death of the Executive; or (d) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.

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